EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

LABOR READY ANNOUNCES STOCK REPURCHASE

TACOMA, WA, July 25, 2006—Labor Ready, Inc. (NYSE: LRW) today announced that its Board of Directors has authorized the company’s purchase of Labor Ready common stock in either open market or private transactions at a total cost of up to $50,000,000.  The shares will be repurchased from time to time as, in the opinion of management, market conditions warrant.  The company plans to complete the repurchase program no later than the end of the current year. As previously announced, the company recently completed the repurchase of approximately 2.2 million shares of Labor Ready common stock under two previously authorized share repurchase programs.

About Labor Ready

Labor Ready is an international provider of temporary employees for manual labor, light industrial and skilled construction jobs, operating under the brand names of Labor Ready, Workforce, Spartan Staffing, and CLP Resources. Labor Ready’s customers are primarily small- to mid-sized businesses in the transportation, warehousing, hospitality, landscaping, construction, light manufacturing, retail, wholesale, facilities and sanitation industries. Annually, Labor Ready serves approximately 300,000 customers and puts more than 600,000 people to work through its more than 890 branch locations in the United States, Canada, and the United Kingdom.  For additional information, visit Labor Ready’s website at www.laborready.com.

Certain statements made by Labor Ready, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws.  These include a statement concerning expected commencement of repurchases under the stock repurchase plan.  In addition, when we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements.  While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, unexpected requirements for cash, including for acquisitions, changes in Labor Ready’s business prospects, the market price of Labor Ready’s stock, unexpected changes in the financial market conditions, and any other factors listed or discussed in the reports filed by Labor Ready with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  Labor Ready does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by law.

For more information, contact:

Derrek Gafford, Chief Financial Officer
253-680-8213

Stacey Burke, Director of Corporate Communications
253-680-8291